SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                                 LIFEPOINT, INC.
                -------------------------------------------------
             (Exact name of Registrant as specified in Its charter)


                 Delaware                                       33-0539168
   ---------------------------------------                  -------------------
   (State of Incorporation or Organization)                 (I.R.S. Employer
                                                            Identification no.)


   10400 Trademark Street
   Rancho Cucamonga, California                               91730
   (Address of principal executive offices)                  (Zip Code)


   If this form relates to the               If this form relates to the Registr
   registration of a class of securities     -ation of a class of securities
   pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
   Exchange Act and is effective             Exchange Act and is effective
   pursuant to General Instruction           pursuant to General Instruction
   A.(c), please check the following         A.(d), please check the following
   box. |X|                                  |_|


  Securities Act registration statement file number to which
  this form relates:                                               None
                                                                (If applicable)

         Securities to be registered pursuant to Section 12(b) of the Act:

  Title Of Each Class                   Name Of Each Exchange On Which
  To Be So Registered                   Each Class Is To Be Registered
  --------------------                  ------------------------------
  Common Stock, $.001                   The American Stock Exchange LLC



  Securities to be registered pursuant to Section 12(g) of the Act:      None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.   Description of Registrant's Securities to be Registered.


       LifePoint, Inc. (the "Company") has authorized 3,000,000 shares of Preferred Stock, $.001 par value (the "Preferred Stock"), and 50,000,000 shares of Common Stock, $.001 par value (the "Common Stock"). The Company seeks registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), only as to the Common Stock in order to list such class of stock on The American Stock Exchange LLC. The Common Stock is currently registered pursuant to Section 12(g) of the Exchange Act.

       Each Holder of the Common Stock is entitled (1) to one vote for each share held of record, (2) to notice of any meeting of the stockholders of the Company and (3) to a pro rata share of any dividends as, when and if declared by the Board of Directors of the Company, subject to any preferential rights of the then outstanding shares of the Preferred Stock (of which no series is currently outstanding). Upon liquidation, dissolution or winding up of the Company's affairs, each holder of the Common Stock is entitled to share ratably any assets available for distribution after payment of all debts and any distribution in respect of the then outstanding shares of the Preferred Stock (of which no series is currently outstanding). Holders of the Common Stock have no pre-emptive, subscription or conversion rights and have no sinking fund provisions. There are no provisions in the Restated Certificate of Incorporation or By-Laws of the Company which discriminate against any existing or prospective holder of the Common Stock as a result of such holder's ownership of a substantial amount of the Common Stock. All outstanding shares of the Common Stock are fully paid and nonassessable and all shares of the Common Stock to be issued in the future will be fully paid and nonassessable if (1) the entire amount of the consideration given for such shares, as authorized pursuant to
Section 153 of the General Corporation Law of the State of Delaware (the "GCL"), has been received by the Company in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof or (2) not less than the amount of the consideration determined to be capital pursuant to Section 154 of the GCL has been received by the Company in such form and the Company has received a binding obligation of the subscriber or purchaser to pay the balance of the subscription or purchase price. There are no restrictions on the alienability of the Common Stock other than those which may be imposed by the Securities Act of 1933, as amended, on particular shares.

       The Restated Certificate of Incorporation provides for the issuance of 3,000,000 shares of the Preferred Stock. 600,000 of such shares were initially designated as the Series A 10% Cumulative Convertible Preferred Stock (the
"Series A Preferred Stock"). All shares of the Series A Preferred Stock have been converted into shares of the Common Stock, either pursuant to the conversion provisions thereof or pursuant to the mandatory redemption by the Company on March 24, 2000. All shares of the Series A Preferred Stock so converted or redeemed have been restored to the status of authorized but unissued shares of the Preferred Stock not constituting part of any series. The Board of Directors of the Company is authorized to designate the remaining series, to determine the number of shares of the Preferred Stock in each series and to fix the powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Accordingly, the Board could, without the approval of the holders of the Common Stock, issue a new series of the Preferred Stock with voting and conversion rights which may adversely affect the voting power of the holders of the Common Stock.

       There are currently no provisions in the Restated Certificate of Incorporation or the By-Laws of the Company that may have the effect of delaying, deferring or preventing a change in control of the Company and that would operate with respect to an extraordinary corporate transaction involving the Company, such as a merger, a reorganization, a tender offer, a sale or transfer of substantially all of its assets, or liquidation. However, the Board of Directors of the Company could, without stockholder approval, authorize a new series of the Preferred Stock with one or more provisions having the effect, or operating in the manner, described in the preceding sentence, but has no current intention to do so.

       Holders of the Common Stock have no cumulative voting rights and there is no classification of the Board of Directors, which means that stockholders owning more than 50% of the outstanding shares of the Common Stock can vote to elect all directors and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

       Dividend payments on the Common Stock are discretionary with the Board of Directors of the Company and will depend on various factors, including the Company's earnings, its capital requirements, its financial condition and the status of dividends on any shares of the Preferred Stock then outstanding (of which no series is currently outstanding). The Company has never paid or declared any dividends on the Common Stock. Based upon the Board's current intention of using funds for completion of the product development program and bringing its first product to market and the current operational losses, the Company does not contemplate or anticipate paying any dividends on the Common Stock in the foreseeable future.

       The  Transfer   Agent  for  the  Common  Stock  is  U.S.  Stock  Transfer
Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.

Item 2.   Exhibits.

       The following exhibits are incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999:

Number   Exhibit
------   -------

3(a) Copy of Restated Certificate of Incorporation of the Company as filed in Delaware on April 29, 1999.

3(b)     Copy of By-Laws of the Company as adopted in February 26, 1999.

                                   SIGNATURES


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                        LIFEPOINT, INC.
                                                         (Registrant)


Date:  April 18, 2000             By: /s/ Linda H. Masterson
                                     ------------------------------------------
                                           Linda H. Masterson
                                           President and Chief Executive Officer